EXHIBIT 99.1

NEWS RELEASE

Contact:

Connie Chandler

M-Flex Investor Relations

714-573-1121

investor_relations@mflex.com

M-FLEX ANNOUNCES ACQUISITION OF APPLIED OPTICS’ ASSETS

The acquisition of optics engineering and manufacturing capabilities is expected to increase M-Flex’s opportunity in the expanding cell phone market as well as other key optics markets.

Anaheim, CA., June 14, 2005 — Multi-Fineline Electronix, Inc. (Nasdaq: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it has entered into an agreement with Applied Image Group, Inc. and its subsidiary, Applied Optics, Inc., to purchase for approximately $6.3 million in cash substantially all of the assets of Applied Optics, which designs and manufactures optical and photonic imaging solutions. M-Flex plans to operate the business as a wholly-owned subsidiary under the name Aurora Optical Inc. M-Flex also expects to hire the employees of Applied Optics and to continue to manage the business in a 45,000 square-foot facility in Tucson, Arizona, where Applied Optics had been operating prior to the acquisition.

According to Philip Harding, M-Flex’s chairman and chief executive officer, the purchased assets of Applied Optics include intellectual property comprised of patents and expertise related to the engineering, prototyping and manufacturing of optical components and photonic modules — such as those used in cell phones.

“This acquisition significantly expands our engineering expertise and manufacturing capabilities aimed at capturing a portion of the substantial market opportunity for high-quality cameras in cell phones, which continues to evolve,” Harding said. “This additional optics design expertise and manufacturing capability, combined with our new wire-bonding assembly capability in China, will make it possible for us to offer cell phone manufacturers a competitively-priced, higher-quality, and eventually smaller-sized camera solution than what is currently available.”

According to Reza Meshgin, M-Flex’s president and chief operating officer, in many cell phone product applications, assembling a camera module onto a flexible printed circuit requires a unique method of packaging the lens and the camera chip. “M-Flex already has developed an innovative camera-on-flex solution based on our pioneering work over the years mounting a full range of components onto flexible printed circuits, including image sensor chips. With this acquisition, we now can provide the design and manufacture of the complete camera module used in camera cell phones, including the lens, which is a significant contributor to the quality of the camera,” Meshgin said. “Our goal is to make a dramatic difference in the digital imaging quality of miniaturized cameras, and therefore, the pictures that can be taken with cell phone cameras. It is an important step forward in our strategy to add value for OEMs and ODMs with our advanced technology expertise as well as our integrated, end-to-end solution in a high-volume and low-cost environment,” he said.

Some of the other potential product applications for optics and imaging systems are:

•	laptop integrated cameras,

•	hand-held scanners and data sensors,

•	automotive safety sensors and rear-view imaging cameras, and

•	biomedical light sensor devices.

According to Harding, M-Flex’s strategic objective with the acquisition is to become a major camera module integrator and assembler for leading OEMs and to capture a substantial portion of the expanding camera cell phone market, which is expected to include estimated shipments of over 600 million camera phones in 2007. “Throughout the remaining months of calendar 2005, we will focus on expanding the design and application engineering team at Aurora Optical. While initially this new operation is likely to be slightly dilutive to earnings, it is our expectation that in fiscal 2006 Aurora Optical will achieve significant revenues growth and be additive to M-Flex’s earnings. Gross margins are expected to be consistent with M-Flex’s overall business model,” Harding said. An executive from a major electronics manufacturer of cell phones is assuming the leadership role at Aurora Optical as the company’s new president.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to- end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding the market opportunity for camera cell phones, including the company’s opportunities, objectives and strategy in such market and the company’s ability to offer competitive products and gain market share in such market, the expansion of the company’s design expertise and manufacturing capability, the company’s ability to improve the quality of camera cell phones, potential product applications for optics and imaging systems, the expected size of the camera cell phone market, the company’s focus in 2005 in this market, the effect of the acquisition on the company’s revenues, net sales, net income and earnings per share, gross margins, growth and expansion of the company’s business and markets and the company’s manufacturing capabilities. Additional forward-looking statements include, but are not limited to statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “ estimate,” “aim,” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the company’s ability to successfully manage the acquired business and integrate such business into the company’s current operations, the company’s ability to market and sell camera modules to OEMs and ODMs, the impact of changes in demand for camera cell phones, the company’s success with new and current customers, the degree to which the company is able to utilize available manufacturing capacity, the impact of competition and of technology advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.